Exhibit 99.1

GameStop Reports Second Quarter 2017 Results

Continued strength in Nintendo Switch sales helps drive a 1.9% increase in same store sales

Collectibles sales grow 36.1%

Global omnichannel sales increase 86.2%

Grapevine, Texas (August 24, 2017) - GameStop Corp. (NYSE: GME), a global family of specialty retail brands that makes the most popular technologies affordable and simple, today reported sales and earnings for the second quarter ended July 29, 2017.
Paul Raines, chief executive officer, stated, “Our second quarter sales results were driven by continued strong demand for Nintendo Switch and Collectibles. Looking at the second half of 2017, the Nintendo Switch, the launch of Microsoft’s Xbox One X, and a solid slate of AAA titles should drive growth in the video game category. In addition, we expect that our Technology Brands AT&T Wireless business will benefit from a boost in consumer demand driven by the launch of innovative new mobile handsets, including Apple’s next-generation iPhone.”
Second Quarter Results
Total global sales increased 3.4% to $1.69 billion, resulting in consolidated comparable store sales growth of 1.9% (-1.4% in the U.S. and +9.8% internationally). New hardware sales increased 14.8%, led by continued demand for Nintendo Switch. New software sales and pre-owned sales declined 3.4% and 7.5%, respectively, impacted by lagging Xbox One sales.
Worldwide omnichannel sales increased by 86.2% as the company promoted and secured leading market share of Nintendo Switch. During the launch and rollout, the company leveraged all of its sales platforms, including website, web-in-store, pickup-at-store, ship-from-store, and mobile.
Digital sales grew 28.1% to $46.5 million, while non-GAAP digital receipts increased 17.4% to $241.4 million. The growth was driven primarily by downloadable content and mobile.
Collectibles sales increased 36.1% to $122.5 million, driven by an assortment of licensed merchandise including Pokémon and Marvel products. The company added five Collectibles stores during the quarter, bringing the total global portfolio to 99 stores. The Collectibles business is on track to meet its 2017 revenue target of $650 million to $700 million.
Technology Brands sales increased 7.0% to $188.3 million, driven by the year-over-year growth in our AT&T authorized retail stores. Operating earnings increased 7.9% to $15.0 million.
GameStop’s second quarter net earnings were $22.2 million, or $0.22 per diluted share, compared to net earnings of $27.9 million, or $0.27 per diluted share in the prior-year quarter. The second quarter results include a gain of $7.3 million (both before and after tax) related to the sale of Kongregate, which led to a lower effective tax rate.
Excluding this gain, GameStop's adjusted net earnings for the second quarter were $14.9 million, compared to adjusted net earnings of $27.9 million in the prior-year quarter. Adjusted diluted earnings per share were $0.15 compared to adjusted diluted earnings per share of $0.27 in the prior-year quarter.
A reconciliation of non-GAAP results, including adjusted net income, operating earnings and Technology Brands operating earnings to its closest GAAP measure is included with this release (Schedule III).

Capital Allocation Update
On August 21, 2017, GameStop’s board of directors declared a quarterly cash dividend of $0.38 per common share payable on September 21, 2017 to shareholders of record as of the close of business on September 8, 2017.

Earnings Outlook
The company is reiterating its full-year diluted earnings per share guidance of $3.10 to $3.40, and given the success of hardware sales to date, we now expect full-year comparable store sales to be at the high end of our previously stated guidance range of -5.0% to 0.0%.

Conference Call Information
A conference call with GameStop Corp.’s management is scheduled for August 24, 2017 at 4:00 p.m. CT to discuss the company’s financial results. The phone number for the call is 877-857-6149 and the passcode is 6093871. This call, along with supplemental information, can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

About GameStop
GameStop Corp. (NYSE: GME), a Fortune 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 7,400 stores across 14 countries. The company's consumer product network also includes www.gamestop.com; Game Informer® magazine, the world's leading print and digital video game publication; and ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products. Our Technology Brands segment includes more than 1,500 Simply Mac, Spring Mobile AT&T and Cricket stores. Spring Mobile, www.springmobile.com, sells all of AT&T’s products and services, including DIRECTV and offers pre-paid wireless services, devices and related accessories through its Cricket branded stores in select markets in the U.S. Simply Mac, www.simplymac.com, sells the full line of Apple products, including laptops, tablets, and smartphones and offers Apple certified warranty and repair services.

General information about GameStop Corp. can be obtained at the company’s corporate website.
Follow @GameStop and @GameStopCorp. on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

Non-GAAP Measures
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop may use certain non-GAAP measures, such as adjusted operating earnings, adjusted net income, digital receipts and constant currency. We believe these non-GAAP financial measures provide useful information to investors in evaluating our core operating performance. GameStop defines digital receipts as the full amount paid by the customer for digital content at the time of sale and/or the value attributed to digital content when physical and digital products are sold combined. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Our definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results.

Safe Harbor
This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for fiscal 2017, future financial and operating results and projections, projected store openings, timing and terms of potential acquisitions, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release and consumer demand for new and pre-owned video game titles; our ability to continue to expand, and successfully open and operate new stores for, our collectibles and tech brands businesses; risks associated with achievement of anticipated financial and operating results from acquisitions; our ability to sustain and grow our console digital video game sales; the timing and amount of recognition of tax attributes; the risks associated with international operations, wireless industry partnerships and operations and the completion and integration of acquisitions; increased competition and changing technology in the video game industry, including browser and mobile games and digital distribution of console games, and the impact of that competition and those changes on physical video game sales; the costs and consequences of legal proceedings and tax audits; and changes in domestic or foreign laws and regulations that reduce consumer demand for, or increase prices of, our products or otherwise adversely affect our business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Jan. 28, 2017 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

Contact
Mike Loftus
Vice President, Global Controller and Investor Relations
GameStop Corp.
(817) 424-2130

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks ended July 29, 2017	13 weeks ended July 30, 2016
Net sales	$1,687.6	$1,631.8
Cost of sales	1,063.9	1,014.1
Gross profit	623.7	617.7
Selling, general and administrative expenses	542.4	518.4
Depreciation and amortization	37.7	41.0
Operating earnings	43.6	58.3
Interest expense, net	14.4	13.6
Earnings before income tax expense	29.2	44.7
Income tax expense	7.0	16.8
Net income	$22.2	$27.9

Net income per common share:
Basic	$0.22	$0.27
Diluted	$0.22	$0.27

Dividends per common share	$0.38	$0.37

Weighted-average common shares outstanding:
Basic	101.4	104.0
Diluted	101.5	104.3

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	63.0%	62.1%
Gross profit	37.0%	37.9%
Selling, general and administrative expenses	32.2%	31.8%
Depreciation and amortization	2.2%	2.5%
Operating earnings	2.6%	3.6%
Interest expense, net	0.9%	0.9%
Earnings before income tax expense	1.7%	2.7%
Income tax expense	0.4%	1.0%
Net income	1.3%	1.7%

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	26 weeks ended July 29, 2017	26 weeks ended July 30, 2016
Net sales	$3,733.5	$3,603.3
Cost of sales	2,407.3	2,310.1
Gross profit	1,326.2	1,293.2
Selling, general and administrative expenses	1,105.9	1,039.2
Depreciation and amortization	75.6	81.7
Operating earnings	144.7	172.3
Interest expense, net	28.3	24.4
Earnings before income tax expense	116.4	147.9
Income tax expense	35.2	54.2
Net income	$81.2	$93.7

Net income per common share:
Basic	$0.80	$0.90
Diluted	$0.80	$0.90

Dividends per common share	$0.76	$0.74

Weighted-average common shares outstanding:
Basic	101.3	103.9
Diluted	101.4	104.2

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	64.5%	64.1%
Gross profit	35.5%	35.9%
Selling, general and administrative expenses	29.6%	28.8%
Depreciation and amortization	2.0%	2.3%
Operating earnings	3.9%	4.8%
Interest expense, net	0.8%	0.7%
Earnings before income tax expense	3.1%	4.1%
Income tax expense	0.9%	1.5%
Net income	2.2%	2.6%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	July 29, 2017	July 30, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$262.1	$289.5
Receivables, net	185.4	126.6
Merchandise inventories, net	1,140.6	1,093.0
Prepaid expenses and other current assets	202.5	175.3
Total current assets	1,790.6	1,684.4
Property and equipment:
Land	19.7	18.1
Buildings and leasehold improvements	753.4	698.8
Fixtures and equipment	965.7	899.9
Total property and equipment	1,738.8	1,616.8
Less accumulated depreciation	1,281.4	1,135.9
Net property and equipment	457.4	480.9
Goodwill	1,698.0	1,490.0
Other noncurrent assets	663.8	478.3
Total assets	$4,609.8	$4,133.6

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$469.8	$370.7
Accrued liabilities	855.8	682.4
Income taxes payable	12.1	3.4
Total current liabilities	1,337.7	1,056.5
Other long-term liabilities	144.0	112.6
Long-term debt, net	816.4	813.5
Total liabilities	2,298.1	1,982.6
Stockholders’ equity	2,311.7	2,151.0
Total liabilities and stockholders’ equity	$4,609.8	$4,133.6

GameStop Corp.

Schedule I
Sales Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	July 29, 2017		July 30, 2016
	Net	Percent	Net	Percent
Net Sales (in millions):	Sales	of Total	Sales	of Total

New video game hardware	$248.4	14.7%	$216.4	13.3%
New video game software	369.3	21.9%	382.2	23.4%
Pre-owned and value video game products	501.8	29.7%	542.6	33.3%
Video game accessories	144.1	8.5%	119.5	7.3%
Digital	46.5	2.8%	36.3	2.2%
Technology Brands	188.3	11.2%	175.9	10.8%
Collectibles	122.5	7.3%	90.0	5.5%
Other	66.7	3.9%	68.9	4.2%

Total	$1,687.6	100.0%	$1,631.8	100.0%

Schedule II
Gross Profit Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	July 29, 2017		July 30, 2016
Gross Profit (in millions):	Gross Profit	Gross Profit Percent	Gross Profit	Gross Profit Percent

New video game hardware	$26.7	10.7%	$30.0	13.9%
New video game software	81.8	22.2%	98.1	25.7%
Pre-owned and value video game products	225.6	45.0%	244.0	45.0%
Video game accessories	47.7	33.1%	45.7	38.2%
Digital	37.9	81.5%	32.7	90.1%
Technology Brands	138.9	73.8%	110.7	62.9%
Collectibles	43.2	35.3%	34.7	38.6%
Other	21.9	32.8%	21.8	31.6%

Total	$623.7	37.0%	$617.7	37.9%

GameStop Corp.

Schedule III
(in millions, except per share data)
(unaudited)

Non-GAAP results
The following table reconciles the Company's operating earnings, net income and earnings per share as presented in its unaudited consolidated statements of operations and prepared in accordance with GAAP to its adjusted operating earnings, net income and earnings per share:

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Technology Brands Adjusted Operating Earnings
Technology Brands operating earnings	$15.0	$13.9	$26.1	$32.7
Store closure costs	—	—	7.3	—
Technology Brands adjusted operating earnings	$15.0	$13.9	$33.4	$32.7

Consolidated Adjusted Operating Earnings
Operating earnings	$43.6	$58.3	$144.7	$172.3
Store closure costs	—	—	7.3	—
Business divestitures and other	(7.3)	—	(7.3)	4.1
Adjusted operating earnings	$36.3	$58.3	$144.7	$176.4

Consolidated Adjusted Net Income
Net Income	$22.2	$27.9	$81.2	$93.7
Store closure costs	—	—	7.3	—
Business divestitures and other	(7.3)	—	(7.3)	4.1
Tax effect of non-GAAP adjustments	—	—	(2.7)	(1.5)
Adjusted net income	$14.9	$27.9	$78.5	$96.3

Adjusted Earnings Per Share
Basic	$0.15	$0.27	$0.77	$0.93
Diluted	$0.15	$0.27	$0.77	$0.92

Number of shares used in adjusted calculation
Basic	101.4	104.0	101.3	103.9
Diluted	101.5	104.3	101.4	104.2